Ex. 5.1

THE LAW OFFICE OF

RONALD N. VANCE, P.C.

Attorney at Law

1656 REUNION AVENUE

SUITE 250

SOUTH JORDAN, UTAH 84095

ALSO ADMITTED IN CALIFORNIA (INACTIVE)	TELEPHONE (801) 446-8802
FAX (801) 446-8803
EMAIL: ron@vancelaw.us

October 31, 2008

Steven L. White, President

Jolley Marketing, Inc.

374 East 400 South

Suite 3

Springville, UT  84663

Re:  Registration Statement on Form S-1

Dear Mr. White:

You have requested my opinion as to whether or not the 3,113,750 shares of common stock issued by Jolley Marketing, Inc. (the “Company”), all of which are proposed to be sold by selling security holders in the above-referenced registration statement, are legally issued, fully paid, and non-assessable shares of the Company.  In connection with this engagement I have examined the form of the registration statement to be filed by the Company; the Articles of Incorporation of the Company, as amended; the Bylaws of the Company currently in effect; and the minutes and written consents of the Company relating to the registration statement and the issuance of these shares of common stock by the Company.

Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Nevada, including all relevant provisions of the state constitution and all judicial interpretations interpreting such provisions, the 3,113,750 shares of common stock to be registered pursuant to said registration statement are duly authorized, legally issued, fully paid, and non-assessable.

I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.

Sincerely,

/s/ Ronald N. Vance